Exhibit 16.1

January 8, 2010

Securities and Exchange Commission

Washington, DC 20549

Re: Cagle’s Inc.

Gentlemen:

We have read Item 4 “Changes in Registrant’s Certifying Accountants” contained in Cagle’s Inc. 8-K and are in agreement with the statements contained therein, as they relate to our firm.

Very truly yours,

/s/ Frost, PLLC
Frost, PLLC
Little Rock, AR